EXHIBIT 21.0

SUBSIDIARIES OF THE REGISTRANT AS OF FEBRUARY 4, 2012

		STATE / PROVINCE	COUNTRY

CPI Corp.		Delaware	United States

	Consumer Programs Incorporated	Missouri	United States
	Sandy Realty Holding, LLC	Missouri	United States
	Centrics Technology, Inc.	Delaware	United States
	CPI Images, L.L.C.	Missouri	United States
	CPI Research and Development, Inc.	Delaware	United States
	myportraits.com, Inc.	Missouri	United States
	Consumer Programs Partner, Inc.	Delaware	United States
CPI Portrait Studios de Mexico
	S. de R.L. de C.V.	Monterrey, Nuevo Leon	Mexico
	Texas Portraits, L.P.	Delaware	United States

	CPI Technology Corp.	Missouri	United States
	LBP Partnership	Missouri	United States
	P & W/LBP Partnership	Missouri	United States

	CPI Prints Plus, Inc.	Delaware	United States
	Ridgedale Prints Plus, Inc.	Minnesota	United States

	CPI International Holdings, Inc.	Delaware	United States
	CPI Corp.	Nova Scotia	Canada

	CPI Canadian Holdings, Inc.	Delaware	United States
	CPI Portrait Studios of Canada Corp.	Nova Scotia	Canada
	CPI Canadian Images	Ontario	Canada

	American Studios de Mexico, S.A. de C.V.	Not Applicable	Mexico

	Image Source, Inc.	Missouri	United States

	Bella Pictures Holdings LLC	Delaware	United States